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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 15


          Certification and Notice of Termination of Registration under
              Section 12(g) of the Securities Exchange Act of 1934
                  or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                                  Commission File Number 0-19758


                              Access Health, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

          335 Interlocken Parkway, Broomfield, Colorado (303) 466-9500
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                         Common Stock, $.001 par value
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            (Title of each class of securities covered by this Form)

                                      None
           ----------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]       Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(1)(ii)   [ ]       Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(i)    [ ]       Rule 12h-3(b)(2)(ii)    [ ]
         Rule 12g-4(a)(2)(ii)   [ ]       Rule 15d-6              [ ]
         Rule 12h-3(b)(1)(i)    [ ]


         Approximate number of holders of record as of the certification or notice date: None; Pursuant to a merger with a wholly-owned subsidiary of HBO & Company, Registrant has become a wholly-owned subsidiary of HBO & Company.

         Pursuant to the requirements of the Securities Exchange Act of 1934, HBO & Company, as successor issuer to Access Health, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  December 10, 1998                BY:  /s/ Jay M. Lapine
                                             ---------------------------------
                                             Jay M. Lapine
                                             Senior Vice President and Secretary